Exhibit 99.1

Largest Shareholder of ZIVO Bioscience, Inc. to extend maturity date of its Convertible Debt

KEEGO HARBOR, Mich., (February 12, 2018) -- ZIVO Bioscience, Inc. (OTCMKTS:ZIVO) a biotech/agtech R&D company engaged in the commercialization of nutritional and medicinal products derived from proprietary algal strains, announces today its largest shareholder, HEP Investments, LLC, (“HEP”) has extended the maturity on its Convertible Debt.

In a related filing, HEP has agreed to extend the maturity date on $16.7 million of its Secured Convertible Promissory Note, including all related interest payments, from September 30, 2018 to April 1, 2019.

ZIVO’s management and board of directors continue to take actions to improve its capital structure to support future strategic growth. “HEP Investments has been our largest shareholder for quite some time. We appreciate their support and their continued commitment to stand behind the Company,”, states Andrew Dahl, President & CEO, ZIVO Bioscience, Inc.

HEP Investments managing member, Laith Yaldoo, adds “Today’s extension of our fund’s debt to April 1, 2019 is meant to signal to the management team at ZIVO, as well as other current and future stakeholders in the Company, of our long-term commitment to the ZIVO core business strategy. We are a fundamental shareholder and continue to support the steps taken towards commercialization and market entry.”

About ZIVO Bioscience, Inc.

ZIVO Bioscience, Inc. (OTCQB:ZIVO) is a Michigan-based biotech company engaged in the investigation of the health and nutritional benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on autoimmune and inflammatory response modulation.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

Contact:

Investor Relations

(248) 452 9866 ext 150

ZIVO Bioscience, Inc.

Investor@zivobioscience.com